As filed with the Securities and Exchange Commission on Thursday, September 10, 2026

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VENHUB GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	3581	92-2083580
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5360 Procyon Street Las Vegas, Nevada 89118 (888) 585-4999

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Copies of communications to:

William Eilers Legal Counsel Smith Eilers,

PLLC 149 S. Lexington Ave.

Asheville, NC 28801

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

Filer Classification	Status	Filer Classification	Status
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

VenHub Global, Inc., a Nevada corporation (the “Registrant”), is filing this registration statement on Form S-8 (this “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 10,000,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that may be issued under the VenHub Global, Inc. 2026 Equity Incentive Plan (the “Plan”).

The Registrant’s Board of Directors approved the Plan and recommended its approval by the Registrant’s stockholders on June 16, 2026. On June 16, 2026, stockholders holding a majority of the Registrant’s voting power approved by written consent the Plan, the reservation and issuance of Common Stock under the Plan, and the proposed filing of a registration statement on Form S-8 covering the shares reserved under the Plan. The Plan became effective on July 6, 2026, and the requirements of Rule 14c-2 under the Exchange Act were satisfied before any grants or issuances were made under the Plan.

The Plan provides for an initial reserve of 10,000,000 shares of Common Stock, subject to adjustment in connection with certain changes in the Registrant’s capitalization. Eligible participants may include directors, officers, employees, consultants, advisors and other eligible service providers. Awards available under the Plan may include incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other stock-based awards.

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Such documents, together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information

The Registrant will provide each eligible Plan participant with documents containing the information required by Part I of Form S-8, including a copy or summary of the Plan and information concerning the Plan’s operation and administration.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement and the documents required to be delivered to Plan participants pursuant to Rule 428(b).

Requests should be directed to:

VenHub Global, Inc. Attention: Matt Hidalgo 5360 Procyon Street Las Vegas, Nevada 89118 Telephone: (888) 585-4999 Email: investors@vhub.com

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 24, 2026, including any portions of the Registrant’s information statement or other filing incorporated by reference therein;

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 12, 2026;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Commission on August 12, 2026;

4.	The Registrant’s Current Reports on Form 8-K filed with the Commission on [list each Form 8-K filed after December 31, 2025, excluding information furnished under Items 2.02 or 7.01 and exhibits furnished in connection with those items, unless expressly incorporated by reference]; and

5.	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A12B filed on January 27, 2026, including the description incorporated by reference therein, subsequent S-1 registration statements filed by the Registrant, and any amendment or report subsequently filed for the purpose of updating such description, including [if timing permits, the Form S-1 filed September 3, 2026, accession no. 0001213900-26-097253; confirm timing relative to this Registration Statement].

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and before the filing of a post-effective amendment indicating that all securities offered under this Registration Statement have been sold or deregistering all securities then remaining unsold shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents. The Registrant is not incorporating by reference any information furnished, rather than filed, under applicable Commission rules unless the applicable report expressly provides to the contrary.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The Registrant’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act. The description of the Common Stock is incorporated by reference as stated in Item 3 of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

The validity of the shares of Common Stock being registered by this Registration Statement will be passed upon for the Registrant by Smith Eilers, PLLC, Asheville, North Carolina.

As of the date of this Registration Statement, Smith Eilers, PLLC and its attorneys do not beneficially own any securities of the Registrant and have no substantial interest, direct or indirect, in the Registrant or the securities being registered.

The consolidated financial statements of the Registrant as of and for the year ended December 31, 2025, incorporated by reference in this Registration Statement, have been audited by Bush & Associates CPA LLC, an independent registered public accounting firm, as stated in its report incorporated herein by reference, and have been so incorporated in reliance upon the authority of such firm as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Nevada.

Section 78.138 of the Nevada Revised Statutes generally provides that, subject to specified exceptions, a director or officer is not individually liable to a corporation or its stockholders or creditors for damages arising from an act or failure to act in that capacity unless the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and it is proven that the act or failure to act constituted a breach of fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the Nevada Revised Statutes generally permits a corporation to indemnify a director, officer, employee or agent who is made or threatened to be made a party to an action, suit or proceeding because of service in such capacity, if the person:

●	is not liable under Section 78.138 of the Nevada Revised Statutes; or

●	acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, in a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

In an action by or in the right of the corporation, indemnification generally may be made for expenses, including attorneys’ fees, incurred in connection with the defense or settlement of the action, subject to the applicable statutory conditions. Indemnification generally may not be made for an adjudicated breach involving liability to the corporation unless and only to the extent a court determines that indemnification is proper under the circumstances.

The Nevada Revised Statutes require indemnification of a director, officer, employee or agent who has been successful on the merits or otherwise in defense of an action, suit or proceeding covered by the statute, or in defense of any claim, issue or matter therein, for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Section 78.751 of the Nevada Revised Statutes addresses the authorization of discretionary indemnification, advancement of expenses and related procedures. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding may, subject to the Registrant’s governing documents and applicable law, be paid by the Registrant before final disposition upon receipt of any undertaking required by Nevada law to repay the amount if it is ultimately determined that the person is not entitled to indemnification.

Section 78.752 of the Nevada Revised Statutes permits a Nevada corporation to purchase and maintain insurance or make other financial arrangements on behalf of directors, officers, employees and agents against certain liabilities, whether or not the corporation would have authority to indemnify the person against such liabilities under other provisions of Nevada law.

The Registrant’s bylaws provide for indemnification and advancement of expenses to directors and officers to the fullest extent permitted by Nevada law. The Registrant may also enter into indemnification agreements with its directors and officers and may maintain directors’ and officers’ liability insurance.

The foregoing discussion is only a general summary of certain aspects of Nevada law and the Registrant’s organizational documents and is qualified in its entirety by reference to the full text of the Nevada Revised Statutes, the Registrant’s articles of incorporation and bylaws, and any applicable indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant under the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable. No restricted securities are being reoffered or resold pursuant to this Registration Statement.

Item 8. Exhibits

The following documents are filed as exhibits to this Registration Statement or incorporated herein by reference:

Exhibit No.	Description	Filing Method
3.1	Articles of Incorporation of the Registrant, as currently in effect	Incorporated by reference to Form S-1 Filed October 3, 2025.
3.2	Bylaws of the Registrant, as currently in effect	Incorporated by reference to Form S-1 Filed October 3, 2025.
3.3	Articles of Conversion, Domestication or other document effecting the Registrant’s redomiciliation to Nevada on October 3, 2025	Incorporated by reference to Form S-1 Filed March 24, 2026
3.4	Certificate of Amendment increasing the authorized Common Stock to 300,000,000 shares	Filed herewith or incorporated by reference to Schedule 14C Filed June 18, 2026
3.5	Compensation Recovery Policy	Filed herewith
4.2	Description of the Registrant’s Common Stock	Incorporated by reference to Form 8-A, filed on January 27, 2026
5.1	Opinion of Smith Eilers, PLLC regarding the validity of the securities being registered	Filed herewith
10.1	VenHub Global, Inc. 2026 Equity Incentive Plan, as amended	Filed herewith
23.1	Consent of Bush & Associates CPA LLC	Filed herewith
23.2	Consent of Rosenberg Rich Baker Berman, P.A	Filed herewith
23.3	Consent of Smith Eilers, PLLC	Included in Exhibit 5.1
24.1	Power of Attorney VenHub Global, Inc.	Included on the signature page
107	Calculation of Filing Fee Table	Filed herewith

Item 9. Undertakings

(a) Rule 415 Undertakings

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

a. to include any prospectus required by Section 10(a)(3) of the Securities Act;

b. to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement—or the most recent post-effective amendment thereof—that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; provided, however, that notwithstanding the foregoing, any increase or decrease in the volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective Registration Statement; and

c. to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

1.	That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2.	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) Incorporation-by-Reference Undertaking

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act—and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act—that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Indemnification Undertaking

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the provisions described in Item 6 above or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

If a claim for indemnification against such liabilities—other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding—is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel controlling precedent has settled the matter, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on Thursday, September 10, 2026.

VENHUB GLOBAL, INC.

By:	/s/ Shahan Ohanessian
Name:	Shahan Ohanessian
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Shahan Ohanessian and Matt Hidalgo, and each of them individually, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to:

1.	sign this Registration Statement and any and all amendments to this Registration Statement, including post-effective amendments;

2.	sign and file any registration statement filed pursuant to Rule 462 under the Securities Act in connection with the registration contemplated by this Registration Statement;

3.	sign any exhibits, applications or other documents to be filed with the Commission in connection with the foregoing; and

4.	file the same, together with all exhibits thereto and all other documents in connection therewith, with the Commission,

granting unto each such attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as such person might or could do in person, and hereby ratifying and confirming all that each such attorney-in-fact and agent, or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Name	Title	Date

/s/ Shahan Ohanessian	Shahan Ohanessian	Chief Executive Officer and Director	September 10, 2026
(Principal Executive Officer)

/s/ Matt Hidalgo	Matt Hidalgo	Chief Financial Officer	September 10, 2026
(Principal Financial Officer and Principal Accounting Officer)

/s/ Shoushana Ohanessian	Shoushana Ohanessian	Chairwoman of the Board,	September 10, 2026
President and Director

/s/ Nader Kabbani	Nader Kabbani	Director	September 10, 2026

/s/ Jeffrey Rubin	Jeffrey Rubin	Director	September 10, 2026

/s/ Chantal Wessels	Chantal Wessels	Director	September 10, 2026